Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2018 Second Quarter

•	Second quarter as reported revenue declines 2% due to divestitures; grows 4% on a constant currency organic basis

•	As reported and adjusted EPS grow 60% and 6%, respectively

•	Cash from operations increases 15% in first half

•	Fiscal 2018 outlook reconfirmed

LEICESTER, U.K. - (November 1, 2017) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2018 second quarter ended September 30, 2017. Fiscal 2018 second quarter revenue as reported was $634.2 million compared with $646.4 million in the second quarter of fiscal 2017. The decline in revenue was due to the impact of divestitures. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 4% for the second quarter of fiscal 2018.

“We are pleased with our second quarter and year-to-date performance, as our results were in-line with our expectations,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Based on our first half results and our expectations for the remainder of the year, we expect to achieve our full year revenue and earnings targets for fiscal 2018, despite the anticipated impact of recent hurricanes.”

As reported, net income for the second quarter was $64.5 million, or $0.75 per diluted share, compared with net income of $40.4 million, or $0.47 per diluted share in the second quarter of fiscal 2017. Adjusted net income (see Non-GAAP Financial Measures) for the second quarter of fiscal 2018 was $80.3 million, or $0.94 per diluted share, compared with adjusted net income for the previous year’s second quarter of $76.4 million or $0.89 per diluted share.

First Half Results

As reported, fiscal 2018 first half revenue decreased 3% to $1,242.1 million compared with $1,284.8 million in the first half of fiscal 2017, due primarily to the impact of divestitures and changes in currency. Constant currency organic revenue growth was 5% for the first half of fiscal 2018. As reported, net income for the first half was $122.5 million, or $1.43 per diluted share, compared with net income of $88.8 million, or $1.03 per diluted share in the same period last fiscal year. Adjusted net income (see Non-GAAP Financial Measures) for the first half of fiscal 2018 was $153.5 million, or $1.79 per diluted share, compared with adjusted net income for the previous year’s first half of $144.8 million or $1.68 per diluted share.

Second Quarter Segment Results

Healthcare Products revenue as reported declined 2% in the quarter to $302.1 million compared with $306.7 million in the second quarter of fiscal 2017. Service revenue grew 8%, offset by an 8% decline in capital equipment revenue. Backlog for capital equipment increased 11% sequentially, reflecting solid underlying orders, while capital equipment shipments were delayed in part due to the Texas and Florida hurricanes during the quarter. Consumables revenue declined 1% in the second quarter as a result of divestitures. Healthcare Products constant currency organic revenue was flat during the quarter. Healthcare Products operating income was $47.5 million compared with $50.8 million in last year’s second quarter. The decline in profitability was primarily due to lower volume and the impact of changes in currency rates.

Healthcare Specialty Services as reported revenue in the quarter was $116.1 million compared with $137.7 million in the second quarter of fiscal 2017, reflecting the impact of the linen divestitures year-over-year. Constant currency organic revenue grew 10% in the quarter. Healthcare Specialty Services operating income was $9.3 million compared with $1.4 million in last year’s second quarter, primarily due to continued improvement within IMS in North America.

Fiscal 2018 second quarter revenue for Applied Sterilization Technologies increased 5% as reported to $126.5 million compared with $120.6 million in the same period last year. Constant currency organic revenue increased 5%, primarily due to increased volume from the segment’s core medical device Customers. Segment operating income increased to $43.4 million in the second quarter of fiscal 2018 compared with operating income of $41.5 million in the same period last year, due primarily to the revenue growth and changes in currency rates. Although there was limited financial impact to this segment during the second quarter from the Puerto Rico hurricane, the Company anticipates an approximately $3 million reduction in profit due to disruption from the storms in the second half of the fiscal year.

Life Sciences second quarter revenue as reported grew 10% to $89.5 million compared with $81.5 million in the second quarter of fiscal 2017. Service revenue grew 13%, capital equipment revenue increased 9% and consumable revenue grew 8%. Constant currency organic revenue grew 9% in the quarter. Operating income improved with the increase in volume to $27.6 million compared with $22.5 million in the prior year’s second quarter.

Cash Flow

Net cash provided by operations for the first six months of fiscal 2018 was $217.4 million, compared with $188.5 million in fiscal 2017. Free cash flow (see Non-GAAP Financial Measures) for the first six months of fiscal 2018 was $144.0 million compared with $119.4 million in the prior year. The improvement in cash flow is primarily due to improvements in net income and lower working capital requirements.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.31 per share. The dividend is payable December 20, 2017 to shareholders of record at the close of business on November 22, 2017.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1- 877-317-6789 in the United States or 1-412-317-6789 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time today, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10113526 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2017. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2017 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit” or the exit of other member countries from the EU, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the new U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (p) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$634,159	$646,415	$1,242,123	$1,284,793
Cost of revenues	367,398	398,507	719,241	796,895

Gross profit	266,761	247,908	522,882	487,898
Operating expenses:
Selling, general, and administrative	153,356	163,680	309,167	315,566
Research and development	13,974	14,617	27,978	29,045
Restructuring expense	27	48	78	202

Total operating expenses	167,357	178,345	337,223	344,813

Income from operations	99,404	69,563	185,659	143,085
Non-operating expense, net	12,057	10,640	24,058	21,217
Income tax expense	22,903	18,721	38,942	32,955

Net income	$64,444	$40,202	$122,659	$88,913
Net income attributable to noncontrolling interest	(15)	(214)	123	95

Net income attributable to shareholders	$64,459	$40,416	$122,536	$88,818

Earnings per ordinary share (EPS) data:
Basic	$0.76	$0.47	$1.44	$1.03

Diluted	$0.75	$0.47	$1.43	$1.03

Cash dividends declared per share outstanding	$0.31	$0.28	$0.59	$0.53
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,199	85,851	85,145	85,944
Diluted number of shares outstanding	85,869	86,333	85,795	86,426

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	September 30,	March 31,
	2017	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$295,628	$282,918
Accounts receivable, net	449,371	483,451
Inventories, net	224,795	197,837
Other current assets	57,441	53,596

Total Current Assets	1,027,235	1,017,802
Property, plant, and equipment, net	962,515	915,908
Goodwill and intangible assets, net	3,091,095	2,956,190
Other assets	39,431	34,555

Total Assets	$5,120,276	$4,924,455

Liabilities and Equity
Current liabilities:
Accounts payable	$129,208	$133,479
Other current liabilities	238,262	248,104

Total Current Liabilities	367,470	381,583
Long-term debt	1,445,297	1,478,361
Other liabilities	266,704	254,478
Equity	3,040,805	2,810,033

Total Liabilities and Equity	$5,120,276	$4,924,455

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate includes certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(In thousands)	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$302,094	$306,676	$591,158	$589,353
Healthcare Specialty Services	116,111	137,661	229,545	289,636
Life Sciences	89,461	81,519	170,396	162,917
Applied Sterilization Technologies	126,493	120,559	251,024	242,887

Total Segment Revenues	$634,159	$646,415	$1,242,123	$1,284,793

Segment Operating Income:
Healthcare Products	$47,493	$50,835	$89,730	$86,808
Healthcare Specialty Services	9,323	1,370	15,317	3,843
Life Sciences	27,646	22,471	49,461	46,715
Applied Sterilization Technologies	43,394	41,540	84,592	81,948

Total Reportable Segments	127,856	116,216	239,100	219,314
Corporate	(6,202)	(5,149)	(10,067)	(6,723)

Total Segment Operating Income	$121,654	$111,067	$229,033	$212,591
Less: Adjustments
Amortization of inventory and property “step up” to fair value	649	1,385	1,267	4,471
Amortization of acquired intangible assets	17,171	17,779	33,473	37,308
Acquisition and integration related charges	3,393	6,640	7,422	11,873
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	1,850	—	1,850
Net loss on divestiture of businesses	1,010	13,802	1,134	13,802
Restructuring charges	27	48	78	202

Total operating income	$99,404	$69,563	$185,659	$143,085

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$122,659	$88,913
Non-cash items	106,033	129,598
Changes in operating assets and liabilities	(11,315)	(30,010)

Net cash provided by operating activities	217,377	188,501

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(75,420)	(73,866)
Proceeds from sale of property, plant, equipment and intangibles	2,075	4,763
Proceeds from the sale of businesses	1,313	131,586
Purchases of investments	—	(6,356)
Acquisition of businesses, net of cash acquired	(29,509)	(64,872)

Net cash used in investing activities	(101,541)	(8,745)

Financing Activities:
Payments on long-term obligations	(15,000)	(10,000)
(Payments) proceeds under credit facilities, net	(38,199)	(47,646)
Acquisition related deferred or contingent consideration	(1,876)	(6,000)
Deferred financing fees and debt issuance costs	(44)	—
Repurchases of shares	(20,652)	(59,895)
Cash dividends paid to shareholders	(50,280)	(45,585)
Stock option and other equity transactions, net	6,706	2,494
Proceeds from issuance of equity to minority shareholders	—	5,022

Net cash provided by financing activities	(119,345)	(161,610)
Effect of exchange rate changes on cash and cash equivalents	16,219	(12,636)

Increase (decrease) in cash and cash equivalents	12,710	5,510
Cash and cash equivalents at beginning of period	282,918	248,841

Cash and cash equivalents at end of period	$295,628	$254,351

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Six Months Ended
	September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$217,377	$188,501
Purchases of property, plant, equipment, and intangibles, net	(75,420)	(73,866)
Proceeds from the sale of property, plant, equipment, and intangibles	2,075	4,763

Free Cash Flow	$144,032	$119,398

Twelve Months Ended
March 31,
2018
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$460,000
Purchases of property, plant, equipment, and intangibles, net	(180,000)

Free Cash Flow	$280,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2017	2016	2017	2016	2017	2017	2017	2017
Healthcare Products	$302,094	$306,676	$1,246	$(6,057)	$823	-1.5%	0.1%	-0.2%
Healthcare Specialty Services	116,111	137,661	—	(32,495)	66	-15.7%	10.4%	10.3%
Life Sciences	89,461	81,519	—	—	466	9.7%	9.7%	9.2%
Applied Sterilization Technologies	126,493	120,559	—	(1,931)	1,513	4.9%	6.6%	5.4%

Total	$634,159	$646,415	$1,246	$(40,483)	$2,868	-1.9%	4.5%	4.0%

	Six months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
Segment Revenues:	2017	2016	2017	2016	2017	2017	2017	2017
Healthcare Products	$591,158	$589,353	$7,432	$(15,292)	$(2,692)	0.3%	1.7%	2.2%
Healthcare Specialty Services	229,545	289,636	—	(79,002)	(3,032)	-20.7%	9.0%	10.4%
Life Sciences	170,396	162,917	—	—	(596)	4.6%	4.6%	5.0%
Applied Sterilization Technologies	251,024	242,887	—	(5,091)	(720)	3.4%	5.6%	5.9%

Total	$1,242,123	$1,284,793	$7,432	$(99,385)	$(7,040)	-3.3%	4.2%	4.8%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$266,761	$247,908	$99,404	$69,563	$64,459	$40,416	$0.75	$0.47
Adjustments:
Amortization of inventory and property “step up” to fair value	671	1,395	649	1,385
Amortization and impairment of purchased intangible assets	28	46	17,171	17,779
Acquisition and integration related charges	213	(56)	3,393	6,640
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,850
Net loss on divestiture of businesses	—	—	1,010	13,802
Restructuring charges		—	27	48
Net impact of adjustments after tax					15,836	36,029
Net EPS impact							0.19	0.42

Adjusted	$267,673	$249,293	$121,654	$111,067	$80,295	$76,445	$0.94	$0.89

	Six months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2017	2016	2017	2016	2017	2016	2017	2016
GAAP	$522,882	$487,898	$185,659	$143,085	$122,536	$88,818	$1.43	$1.03
Adjustments:
Amortization of inventory and property “step up” to fair value	1,307	4,471	1,267	4,471
Amortization and impairment of purchased intangible assets	50	—	33,473	37,308
Acquisition and integration related charges	329	745	7,422	11,873
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,850
Net loss on divestiture of businesses	—	—	1,134	13,802
Restructuring charges	—	—	78	202
Net impact of adjustments after tax					30,960	56,018
Net EPS impact							0.36	0.65

Adjusted	$524,568	$493,114	$229,033	$212,591	$153,496	$144,836	$1.79	$1.68

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2018 Outlook	Twelve Months Ended March 31 2018
(Outlook)**
Net Income per diluted share	$3.25 - $3.38
Amortization of inventory and property “step up” to fair value	0.02
Amortization and impairment of purchased intangible assets	0.61
Acquisition and integration related charges	0.08

Adjusted net income per diluted share	$3.96 - $4.09

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Second Quarter Fiscal 2018

For Periods Ending September 30, 2017 and 2016

	FY 2018	FY 2017	FY 2018	FY 2017
Total Company Revenues	Q2	Q2	YTD	YTD
Consumables	$141,241	$139,576	$289,103	$285,241
Service	$347,602	$354,199	$681,961	$720,827

Total Recurring	$488,843	$493,775	$971,064	$1,006,068

Capital Equipment	$145,316	$152,640	$271,059	$278,725

Total Revenues	$634,159	$646,415	$1,242,123	$1,284,793

United Kingdom Revenues	$54,587	$53,369	$107,309	$123,808
United Kingdom Revenues as a % of Total	9%	8%	9%	10%
United States Revenues	$446,708	$450,513	$869,667	$878,618
United States Revenues as a % of Total	70%	70%	70%	68%
International Revenues	$132,864	$142,533	$265,147	$282,367
International Revenues as a % of Total	21%	22%	21%	22%

Segment Data	Q2	Q2	YTD	YTD
Healthcare Products
Revenues
Consumables	$100,844	$101,493	$204,532	$206,492
Service	81,815	75,445	161,626	149,745

Total Recurring	182,659	176,938	366,158	356,237

Capital Equipment	119,435	129,738	225,000	233,116

Total Healthcare Products Revenues	$302,094	$306,676	$591,158	$589,353

Segment Operating Income	47,493	50,835	89,730	86,808

Healthcare Specialty Services
Healthcare Services Revenues	$116,111	$137,661	$229,545	$289,636

Segment Operating Income	9,323	1,370	15,317	3,843

Life Sciences
Revenues
Consumables	$37,639	$34,851	$75,958	$72,350
Service	28,347	25,192	52,682	48,408

Total Recurring	65,986	60,043	128,640	120,758

Capital Equipment	23,475	21,476	41,756	42,159

Total Life Sciences Revenues	$89,461	$81,519	$170,396	$162,917

Segment Operating Income	27,646	22,471	49,461	46,715

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$126,493	$120,559	$251,024	$242,887

Segment Operating Income	$43,394	$41,540	$84,592	$81,948
Corporate
Operating Loss	$(6,202)	$(5,149)	$(10,067)	$(6,723)

Other Data	Q2	Q2	YTD	YTD
Healthcare Products Backlog	$150,386	$152,107	n/a	n/a
Life Sciences Backlog	69,773	40,996	n/a	n/a

Total Backlog	$220,159	$193,103	n/a	n/a

GAAP Income Tax Rate	26.2%	31.8%	24.1%	27.0%
Adjusted Income Tax Rate	26.7%	24.1%	25.1%	24.3%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.